Exhibit 1

KRAFT FOODS INC.
(the “Company”)

Debt Securities

TERMS AGREEMENT

November 8, 2004

To: The Representatives of the Underwriters identified herein

Dear Sirs:

     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement dated September 1, 2001 and filed as an exhibit to the Company’s registration statement on Form S-3 (No. 333-86478), which exhibit is incorporated by reference in the Company’s registration statement on Form S-3 (No. 333-113620), relating to debt securities and warrants to purchase debt securities (the “Underwriting Agreement”), the following securities (the “Offered Securities”) on the following terms (unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined):

OFFERED SECURITIES

Title:

     4 1/8% Notes due 2009 (the “Notes”).

Aggregate Principal Amount:

     $750,000,000.

Interest:

4 1/8% per annum, from November 12, 2004, payable semiannually in arrears on May 12 and November 12, commencing May 12, 2005, to holders of record on the preceding April 27 or October 28, as the case may be.

Maturity:

     November 12, 2009.

Currency of Denomination:

     United States Dollars ($).

Currency of Payment:

     United States Dollars ($).

Indenture:

The Notes will be issued under the Indenture dated as of October 17, 2001 between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee.

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company or its designated custodian, in denominations of $1,000 and $1,000 integral multiples thereof.

Optional Redemption:

     The Notes may not be redeemed prior to maturity.

Conversion Provisions:

     None.

Sinking Fund:

     None.

Listing:

     None.

Delayed Delivery Contracts:

     None.

Payment of Additional Amounts:

     Not applicable.

Purchase Price:

98.913% of the principal amount of the Notes, plus accrued interest, if any, from November 12, 2004.

Expected Reoffering Price:

99.513% of the principal amount of the Notes, plus accrued interest, if any, from November 12, 2004.

Additional Agreements of the Company:

Not applicable.

Additional Representations and Warranties of the Company:

The Company hereby represents and warrants and agrees with each Underwriter that the documents incorporated by reference in the Registration Statement and the Prospectus on or before the Closing Date, when they were or are filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

Additional Closing Conditions:

It shall be a condition to the obligations of the several Underwriters to purchase and pay for the Offered Securities that the opinion of counsel referred to in Section 5(d) of the Underwriting Agreement shall include an opinion substantially to the effect of the immediately preceding paragraph.

OTHER MATTERS

Closing:

9:00 A.M. on November 12, 2004, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, in Federal (same day) funds.

Settlement and Trading:

Book-Entry Only via DTC.

Names and Addresses of the Representatives:

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Attn: U.S. Debt Capital Markets

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
Attn: Debt Capital Markets

Names and Addresses of the Lead Underwriters:

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Attn: U.S. Debt Capital Markets

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
Attn: Debt Capital Markets

               Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction, other than offers, sales, deliveries and distributions made within the United States under circumstances that will result in compliance with the applicable United States laws and regulations and that will not impose any obligation on the Company except as set forth in the Underwriting Agreement and herein.

               The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

               The provisions of the Underwriting Agreement are incorporated herein by reference, except that (a) notwithstanding anything in Section 4(h) of the Underwriting Agreement to the contrary, the Underwriters shall pay all expenses (including reasonable fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale and any determination of their eligibility for investment under the laws of such jurisdictions as the Lead Underwriters reasonably designate and (b) Section 5(c)(iii) thereof is hereby amended and restated in its entirety with respect to the Offered Securities as follows:

     “(iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any material disruption in commercial banking or securities settlement or clearance services, or any setting of minimum prices for trading any securities of the Company on the New York Stock Exchange, or any suspension of trading of any securities of the Company on the New York Stock Exchange;”.

               The Offered Securities will be made available for checking at the office of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, at least 24 hours prior to the Closing Date.

               For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement.

               If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours, KRAFT FOODS INC.
By:	/s/ JAMES P. DOLLIVE
	Name:	James P. Dollive
	Title:	Executive Vice President and Chief Financial
Officer

The foregoing Terms Agreement is hereby
confirmed and accepted as of the date first above
written.

LEHMAN BROTHERS INC.

By:	/s/ KEVIN SMITH

Name: Kevin Smith
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	/s/ MARIA SRAMEK

Name: Maria Sramek
Title: Vice President

Acting on behalf of themselves and as the
Representatives of the several Underwriters.

SCHEDULE A

Principal Amount of
Underwriter	Notes
Lehman Brothers Inc.	$210,000,000
J.P. Morgan Securities Inc.	210,000,000
BNP Paribas Securities Corp.	75,000,000
HSBC Securities (USA) Inc.	75,000,000
ABN AMRO Incorporated	37,500,000
UBS Securities LLC	37,500,000
Dresdner Kleinwort Wasserstein Securities LLC	37,500,000
SG Cowen Securities Corporation	37,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	22,500,000
Loop Capital Markets, LLC	3,750,000
The Williams Capital Group, L.P.	3,750,000

Total	$750,000,000